EXHIBIT 99

PGT Reports 2011 Third Quarter Results

VENICE, FL, November 2, 2011 - PGT, Inc. (NASDAQ:  PGTI), the leading U.S. manufacturer and supplier of residential impact-resistant windows and doors, announces financial results for the third quarter ended October 1, 2011.  In our third quarter:

▪	Net sales were $45.8 million, a decrease of $1.4 million, or 3.0%, from prior year third quarter;

▪
Net income was $241 thousand compared to a net loss of $207 thousand in the third quarter of 2010.  Adjusted Net income was $982 thousand after adjusting for $741 thousand of consolidation related charges;

▪	EBITDA was $5.1 million, compared to EBITDA of $4.7 million in the prior year third quarter. Adjusted EBITDA was $5.9 million after adjusting for consolidation related charges.

Rod Hershberger, President and Chief Executive Officer of PGT said, “The consolidation is complete, and our Florida location is now operating at the capacity both plants were achieving prior to the consolidation.  This is evidenced by our lead times returning to their industry leading standards enabling us to ship additional product versus the second quarter of 2011.  Additionally, our sales in the third quarter included $2.2 million of our new vinyl sliding glass door series launched earlier this year.  This door won the industry’s Crystal Achievement award for the most innovative door design, our second in a row.”

“Compared to prior year, third quarter sales decreased 3.0%, due mainly to our decision to reduce efforts out of state and continued issues within the economy, specifically, within the housing industry.  We expect these issues to continue affecting our top line into the fourth quarter, where demand typically softens in the repair and remodeling market,” said Mr. Hershberger

Jeff Jackson, PGT’s Executive Vice President and Chief Financial Officer, further explained the decrease in sales, stating, “Vinyl non-impact sales were down $1.8 million, or 38%, when compared to the prior year.  This was driven by our decision to reduce sales and marketing efforts in certain out of state markets.  Also contributing to the decline was a $2.1 million decrease in the Architectural Systems products sales based in part on the continued softness in the commercial market.  Offsetting these decreases were increases of $1.5 million and $0.9 million from our PremierVue and Vinyl WinGuard product lines, respectively, due in part to the new sliding glass door and our commitment to serve the ever increasing vinyl demand in Florida.”

Mr. Jackson continued, “Our results confirm that we are benefiting from the savings generated by the consolidation.  Adjusted EBITDA improved $1.2 million despite lower sales, to $5.9 million or 12.8% of sales, compared to 9.9% a year ago.  Also, our adjusted net income of $982 thousand was the highest in any quarter since the second quarter of 2008.  During the quarter, we generated $4.0 million of cash from operations and repaid $2.5 million of long term debt.  At the end of the quarter, our net debt was $37.6 million.”

Conference Call

As previously announced, PGT will hold a conference call Thursday, November 3, 2011, at 10:30 a.m. eastern time and will simultaneously broadcast it live over the Internet. To participate in the teleconference, please dial into the call a few minutes before the start time: 877-769-6798 (U.S. and Canada) and 678-894-3060 (international). A replay of the call will be available beginning November 3, 2011, at 1:30 p.m. eastern time through November 24, 2011. To access the replay, dial 855-859-2056 (U.S. and Canada) and 404-537-3406 (international) and refer to pass code 16332433.

The webcast will also be available through the Investor Relations section of the PGT, Inc. website, http://www.pgtinc.com.

About PGT

PGT(R) pioneered the U.S. impact-resistant window and door industry and today is the nation's leading manufacturer and supplier of residential impact-resistant windows and doors. Founded in 1980, the company employs approximately 1,150 at its manufacturing, glass laminating and tempering plants in Florida. Utilizing the latest designs and technology, PGT products are ideal for new construction and replacement projects serving the residential, commercial, high-rise and institutional markets. PGT's product line includes a variety of aluminum and vinyl windows and doors. Product brands include WinGuard (R); SpectraGuard (TM); PremierVue (TM); PGT Architectural Systems; and Eze-Breeze(R). PGT Industries is a wholly owned subsidiary of PGT, Inc. (NASDAQ:PGTI).

Forward-Looking Statements

Statements in this news release and the schedules hereto, which are not purely historical facts or which necessarily depend upon future events, including statements about forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  Readers are cautioned not to place undue reliance on forward-looking statements.  All forward-looking statements are based upon information available to PGT, Inc. on the date this release was submitted.  PGT, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the Company’s revenues and operating results being highly dependent on, among other things, the homebuilding industry, aluminum prices, and the economy.  PGT, Inc. may not succeed in addressing these and other risks.  Further information regarding factors that could affect our financial and other results can be found in the risk factors section of PGT, Inc.'s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.
# # #
CONTACT: PGT, Inc.
Jeffrey T. Jackson
Executive Vice President and CFO
941-480-2714
jjackson@pgtindustries.com

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited - in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	October 1	October 2	October 1	October 2
	2011	2010	2011	2010

Net sales	$45,751	$47,179	$131,567	$136,700
Cost of sales	32,747	32,594	101,166	95,547
Gross margin	13,004	14,585	30,401	41,153
Selling, general and administrative expenses	11,613	13,580	37,244	39,413
Income/(loss) from operations	1,391	1,005	(6,843)	1,740
Interest expense	1,114	1,212	3,287	3,950
Other (income) expense, net	36	-	455	(20)
Income/(loss) before income taxes	241	(207)	(10,585)	(2,190)
Income tax expense	-	-	-	77
Net income/(loss)	$241	$(207)	$(10,585)	$(2,267)

Basic net income/(loss) per common share	$0.00	$(0.00)	$(0.20)	$(0.05)

Diluted net income/(loss) per common share	$0.00	$(0.00)	$(0.20)	$(0.05)

Weighted average common shares outstanding:
Basic	53,659	53,654	53,658	49,014

Diluted	53,962	53,654	53,658	49,014

PGT, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	October 1,	January 1,
	2011	2011
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$7,856	$22,012
Accounts receivable, net	17,221	13,687
Inventories	12,108	10,535
Prepaid expenses	1,255	881
Other current assets	3,048	4,246
Total current assets	41,488	51,361

Property, plant and equipment, net	49,589	52,863
Other intangible assets, net	59,414	64,291
Other assets, net	2,461	604
Total assets	$152,952	$169,119

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$14,536	$16,696
Deferred income taxes	185	185
Current portion of long-term debt and capital lease obligations	79	245
Total current liabilities	14,800	17,126
Long-term debt and capital lease obligations	45,500	49,918
Deferred income taxes	17,130	17,130
Other liabilities	2,069	1,903
Total liabilities	79,499	86,077

Total shareholders' equity	73,453	83,042
Total liabilities and shareholders' equity	$152,952	$169,119

PGT, INC. AND SUBSIDIARY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO THEIR GAAP EQUIVALENTS
(unaudited - in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	October 1	October 2,	October 1	October 2,
	2011	2010	2011	2010
Reconciliation to Adjusted Net Income/(Loss) and Adjusted Net Income/(Loss) per share (1):

Net Income/(loss)	$241	$(207)	$(10,585)	$(2,267)
Reconciling item:
Consolidation (2)	107	-	4,106	-
Manufacturing inefficiencies(3)	634	-	4,005	-
Write off deferred financing costs (4)	-	-	420	-
Tax effect of reconciling item	-	-	-	-
Adjusted net income/(loss)	$982	$(207)	$(2,054)	$(2,267)

Weighted average shares outstanding:
Basic	53,659	53,654	53,658	49,014
Diluted	53,962	53,654	53,658	49,014

Adjusted net income/(loss) per share - basic	$0.02	$(0.00)	$(0.04)	$(0.05)
Adjusted net income/(loss) per share - diluted	$0.02	$(0.00)	$(0.04)	$(0.05)

Reconciliation to EBITDA and Adjusted EBITDA:
Net Income/(loss)	$241	$(207)	$(10,585)	$(2,267)
Reconciling items:
Depreciation and amortization expense	3,764	3,650	10,788	11,537
Interest expense	1,114	1,212	3,287	3,950
Income tax expense	-	-	-	77
EBITDA	5,119	4,655	3,490	13,297
Consolidation (2)	107	-	4,106	-
Manufacturing inefficiencies(3)	634	-	4,005	-
Write off deferred financing costs (4)	-	-	420	-
Adjusted EBITDA	$5,860	$4,655	$12,021	$13,297
Adjusted EBITDA as percentage of net sales	12.8%	9.9%	9.1%	9.7%

(1) The Company's non-GAAP financial measures were explained in its Form 8-K filed November 2, 2011.
(2) Represents charges related to consolidation actions taken in 2011. These charges relate primarily to employee separation costs and move related expenses. Of the $4.1 million in consolidation charges in the nine months ended October 1, 2011, $3.4 million is included in cost of goods sold and $0.7 million is included in selling, general and administrative expenses.

(3) Represents temporary excess labor and scrap expense incurred as a result of the consolidation actions taken in 2011. The amounts were determined by comparing the July and August manfacturing results with normalized pre-consolidation quarter results. These charges are included in cost of goods sold for the three and nine months ended October 1, 2011.

(4) Represents the write off of the remaining unamortized fees associated with our previous financing agreement. These charges are included in other expense for the nine months ended October 1, 2011.